UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

K2 INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road Carlsbad, California	92009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On March 1, 2005, during a conference call concerning fourth quarter 2004 earnings and forward-looking statements for first quarter 2005 and fiscal year 2005 of K2 Inc. (“K2”), and in connection with filing its earnings release on March 1, 2005 on a current report on Form 8-K, K2 provided the following information in response to questions from investors and analysts:

•	In 2004, approximately 28% of net sales of K2 were from winter products.

•	Organic sales growth in fiscal year 2004 and fourth quarter 2004, including the previously forecast decline in in-line skates, was approximately 6% and 9%, respectively.

•	Pre-season sales of fishing rods and reels in 2005 indicates a low single-digit increase when compared to the same period from last year.

•	In respect of complying with Section 404 of the Sarbanes-Oxley Act of 2002, management has not found a material weakness relating to its assessment of the effectiveness of its internal control over financial reporting.

The above statements include forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the Company’s most recent annual report on Form 10-K/A, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of the statement, and the Company does not undertake to update any forward-looking statement.

The information in this Item is furnished pursuant to Item 7.01, “Regulation FD Disclosure”. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K2 INC.

Date: March 1, 2005	/s/ Dudley W. Mendenhall
Dudley W. Mendenhall
Senior Vice President and Chief Financial Officer